SYNTHESIS ENERGY SYSTEMS ANNOUNCES COMPLETION OF BATCHFIRE PRE-EMPTIVE RIGHTS PROCESS

Upon successful conclusion of the merger with Australian Future Energy, SES will increase its ownership in Batchfire from 7.4% to 37.2%

Highlights:

●	37.2% of Batchfire shareholders accepted SES’s offer to acquire their shares, exceeding the 25% minimum participation requirement
●	Batchfire owns and operates one of Australia’s largest and lowest-cost thermal coal mines
●	Achieving the additional ownership in Batchfire is part of the merger transactions underway with Australian Future Energy
●	The increased Batchfire ownership is expected to strengthen the Company’s operating results and balance sheet in the future

HOUSTON, December 4, 2019 – Synthesis Energy Systems, Inc. (SES) (Nasdaq: SES) today announced the finalization of the pre-emptive rights process that was required to be undertaken, pursuant to the constitution of Batchfire Resources Pty Ltd (Batchfire), in respect of the Batchfire shareholders who had entered into a Share Exchange Agreement with SES, accepting SES’s offer to acquire their shares in Batchfire, which is the owner of the Callide Mine in Queensland, Australia. The other shareholders in Batchfire elected not to exercise their pre-emptive rights over these shares.

SES made the offer to acquire the issued capital of Batchfire via the proposed issuance and exchange of one share of SES common stock for each ten ordinary shares of Batchfire, in connection with SES’s entry into the definitive Merger Agreement with Brisbane-based Australian Future Energy Pty Ltd (AFE), announced on October 10, 2019.

The Batchfire share exchange will increase SES’s Batchfire ownership to 37.2% from its current 7.4% holding, subject to conditions specified in the Share Exchange Agreements being satisfied and the completion of the proposed merger transactions with AFE.

The final transfer of the Batchfire shares to SES is subject to the receipt of final stakeholder consents as outlined in the filings that were completed on October 10, 2019. For additional information relating to Batchfire, and the Callide Mine and its key customers, see SES’s news release, Synthesis Energy Systems to Acquire Australian Future Energy (October 10, 2019).

Robert Rigdon, SES’s CEO, commented: “This is a good result for SES, exceeding our minimum acceptance level of 25% when the offer was made. We believe the acquisition of additional ownership in Batchfire and this important merger transaction with AFE have the potential to bring growth and value to SES’s shareholders and debenture holders. SES is progressing the additional required filings and processes necessary for the closing of the merger.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the possibility that the companies may be unable to obtain stockholder approval or satisfy the other conditions to closing, the ability of Batchfire Resources Pty Ltd, and Australian Future Energy Pty Ltd management to successfully grow and develop their Australian assets and operations, including Callide, Pentland, and the Gladstone Energy and Ammonia Project; the ability of Batchfire to produce earnings and pay dividends; the ability of SES EnCoal Energy sp. z o. o. management to successfully grow and develop projects, assets and operations in Poland; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies; our ability to successfully develop our licensing business; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on The Nasdaq Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power; the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. We cannot assure you that the assumptions upon which such forward-looking statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Additional Information about the Transaction

In connection with the proposed transaction, SES intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement of SES that also constitutes a prospectus of SES relating to the Common Stock to be issued pursuant to the Merger. The proxy statement/prospectus will include important information about both SES and AFE. SES also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SES, AFE AND THE PROPOSED TRANSACTION. Investors and security holders may obtain these documents when available free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by SES can be obtained free of charge from SES’s website at www.synthesisenergysystems.com.

Participants in Solicitation

SES and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of SES in respect of the proposed transaction. Information regarding SES’s directors and executive officers is available in its annual report on Form 10-K for the year ended June 30, 2018, which was filed with the SEC on November 14, 2018, and its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on April 29, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

About Batchfire Resources Pty Ltd

Batchfire Resources Pty Ltd is a privately owned Australian company, based in Brisbane, Queensland that operates the Callide Coal Mine. Callide is an open-cut operation located 120 km southwest of Gladstone and 20 km northeast of the thriving regional township of Biloela, in Central Queensland. The mine has operated since 1944 producing low sulphur, sub-bituminous thermal coal primarily for domestic power generation and alumina refining. Under the ownership of Batchfire Resources since October 2016, the mine is continuing to meet the quality and performance benchmarks sought by its domestic customers while looking to expand export opportunities. The Callide mining tenure extends across 180 square kilometres and contains an estimated coal resource of up to 1.7 billion tonnes.

Contact:

MDC Group

Investor Relations:

David Castaneda

Arsen Mugurdumov

414.351.9758

IR@synthesisenergy.com

Media Relations:

Susan Roush

805.624.7624

PR@synthesisenergy.com

Australian Future Energy

Mr. Kerry Parker

Chief Executive Officer

+61 417 731 014

k.parker@ausfutureenergy.com.au